Exhibit 21.1

Subsidiaries of the Registrant

Bermuda:
MGI International, Ltd.

California:
North American Watch Service Corporation

Canada:
Movado Group of Canada, Inc.

Delaware:
Movado International, Ltd.
Movado Group Delaware Holdings Corporation
Movado LLC

England:
MGI Luxury Group UK Ltd.

France:
SwissWave Europe SA
MGI-TWC SAS

Germany:
Movado Deutschland G.m.b.H.
Concord Deutschland G.m.b.H.
MGI Luxury Group G.m.b.H.
MGI-TWC GmbH

Hong Kong:
MGI Luxury Asia Pacific Ltd.
SwissAm Products Ltd.

Japan:
MGI Japan Co., Ltd.

Netherlands:
MGI-TWC B.V.

New Jersey:
EWC Marketing Corp.
Movado Retail Group, Inc.

Singapore:
SwissAm Pte. Ltd.

Switzerland:
Movado Watch Company, S.A.
MGI Luxury Group, S.A.
Concord Watch Company, S.A.
Ebel Watches S.A.
SA de l’immeuble de la Paix 101